Applied UV Announces Reverse Stock Split

MOUNT VERNON, N.Y--(BUSINESS WIRE)--Applied UV, Inc. (NasdaqCM: AUVI ) (“Applied UV” or the “Company”), a leading provider of patented, scientifically and clinically proven surface and air pathogen elimination and disinfection technologies (fixed, mobile, and HVAC), LED lighting products and premium hotel furnishings used by clients globally, announced today that it will effect a 1-for-5 reverse stock split (“Reverse Stock Split”) of its common stock, par value $0.0001 per share (“Common Stock”). Applied UV’s Common Stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “AUVI” and will begin trading on a split-adjusted basis when the market opens on May 31, 2023. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 03828V402.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the $1.00 minimum bid price requirement for maintaining its listing on Nasdaq. There is no guarantee the Company will meet the minimum bid price requirement.

At the Company’s Annual Meeting of Stockholders held on May 24, 2023, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s Common Stock at a ratio within the range of 1-for-2 to 1-for-5 with the authority delegated to Mr. Max Munn, the Company’s Founder and Chief Executive Officer, to determine the exact reverse split ratio and when to file the Certificate of Amendment with the Secretary of State of Delaware. The Company’s Chief Executive Officer approved a 1-for-5 reverse split ratio and on May 30, 2023, the Company filed a Certificate of Amendment to its Certificate of Incorporation to effect the Reverse Stock Split.

The 1-for-5 reverse stock split will automatically combine and convert five current shares of the Company’s Common Stock into one issued and outstanding new share of Common Stock. Proportional adjustments also will be made to outstanding equity awards, warrants and convertible notes, and to the number of shares issued and issuable under the Company’s stock incentive plans and certain existing agreements. The Reverse Stock Split will not change the par value of the Common Stock nor the authorized number of shares of Common Stock, preferred stock or any series of preferred stock.

No fractional shares will be issued in connection with the Reverse Stock Split. All fractional shares will be converted into a right to receive cash in lieu of such fractional share. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity.

The Company’s transfer agent, Vstock Transfer, LLC, will serve as exchange and paying agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

About Applied UV, Inc.

Applied UV, Inc. provides proprietary surface and air pathogen elimination and disinfection technology focused on Improving Indoor Air Quality (IAQ), specialty LED lighting and luxury mirrors and commercial furnishings all of which serves clients globally in both the commercial and retail segments.

Our products address the needs in the healthcare, hospitality, food preservation, cannabis, education, and winery vertical markets. The Company has established strategic manufacturing partnerships and alliances with such Companies as, Canon Virginia Inc, Canon Financial Services Inc., Acuity Brands Lighting, Johnson Controls International, USHIO, Siemens, W.W. Grainger, and maintains a global network of 89 dealers and distributors in 52 countries, offering a complete suite of products through its two wholly owned subsidiaries - SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“MunnWorks”). SteriLumen owns brands and markets a portfolio of clinically proven products utilizing advanced UVC Carbon, UVC LED’s, Far UV (222nm), Photo-catalytic oxidation (PCO) pathogen elimination and disinfection technology, branded Airocide™, Scientific Air™, Airoclean™ 420, Lumicide™, PUROHealth, and PURONet. SteriLumen’s proprietary platform suite of patented, surface and air pathogen elimination and disinfection technologies offers complete pathogen disinfection platform. Our product suite includes mobile, fixed and HVAC systems and software solutions interconnecting its entire portfolio suite into the IoT allowing customers to implement, manage and monitor IAQ measures recommended by the EPA across any enterprise. SteriLumen’s Lumicide™ platform applies the power of ultraviolet light (UVC) to destroy pathogens automatically, addressing the challenge of healthcare-acquired infections (HAIs) in several patented designs for infection control in healthcare.

LED Supply Co. is a full-service, wholesale distributor of LED lighting and controls used throughout facilities in North America.

MunnWorks manufactures and sells custom luxury and backlit mirrors, and conference room and living spaces furnishings.

Our global list of Fortune 100 end users including Kaiser Permanente, NY Health+Hospitals, MERCY Healthcare, Baptist Health South Florida, New York City Transit, Samsung, JB Hunt, Boston Red Sox’s Fenway Park, JetBlue Park, France’s Palace of Versailles, Whole Foods, Del Monte Foods, U.S. Department of Veterans Affairs, Marriott, Hilton, Four Seasons and Hyatt, and more. For information on Applied UV, Inc., and its subsidiaries, please visit https://www.applieduvinc.com .

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the view of management of Applied UV concerning its business strategy, future operating results and liquidity and capital resources outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

Brett Maas, Managing Principal
Hayden IR
brett@haydenir.com
(646) 536-7331